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                                                                      Exhibit 5



                       OPINION OF KILPATRICK STOCKTON LLP

                                  May 7, 1999

LADD Furniture, Inc.
4620 Grandover Parkway
Greensboro, North Carolina  27417-6777

         Re: LADD Furniture, Inc. 1994 Incentive Stock Option Plan - Registration Statement on Form S-8

Sir/Madam:

         We have been requested to advise regarding the legality of shares being offered under the LADD Furniture, Inc. 1994 Incentive Stock Option Plan pursuant to a Form S-8 Registration Statement.

         We are general counsel for LADD Furniture, Inc. ("LADD") and as such are familiar with its business and affairs. As to matters of fact, we have examined and relied upon originals or copies certified to our satisfaction of such corporate records, certificates of corporate officers and certificates of public officials and have conducted such investigation as in our judgment is necessary or appropriate to enable us to render the opinion expressed below.

         Based on and subject to the foregoing, we are of the opinion that Six Hundred Thousand (600,000) shares of LADD common stock, par value $0.30 per share, have been reserved for issuance pursuant to the Plan. All such reserved shares have been duly authorized and will be validly issued, fully paid and nonassessable when delivered against proper payment therefor in accordance with the terms of the Plan.

         We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.


                                                  Very truly yours,

                                                  /s/ Kilpatrick Stockton LLP

                                                  KILPATRICK STOCKTON LLP